Exhibit 99.8

CONSENT OF DUFF & PHELPS, LLC

Colony NorthStar Acquisitions, LLC

515 South Flower Street

44th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our Valuation Report in respect of certain assets and liabilities of Colony NorthStar, Inc. provided to Colony NorthStar Acquisitions, LLC and filed as Exhibit 99.8 to the joint proxy statement/prospectus of Colony NorthStar Credit Real Estate, Inc., which forms a part of the Registration Statement of Colony NorthStar Credit Real Estate, Inc. on Form S-4, and (ii) the description of and references to such Valuation Report and the references to our name in such joint proxy statement/prospectus under the headings “Questions and Answers—What will NorthStar I stockholders and NorthStar II stockholders receive in the Mergers if they are completed?,” “The Combination and Related Transactions—Background of the Combination,” “The Combination and Related Transactions—Opinion of the NorthStar I Special Committee’s Financial Advisor,” “The Combination and Related Transactions—Opinion of the NorthStar II Special Committee’s Financial Advisor,” and “The Combination and Related Transactions—Allocation of Consideration.”

By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ DUFF & PHELPS, LLC

DUFF & PHELPS, LLC

Date: November 20, 2017